CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the initial filing of the Registration Statement of The Latin America Equity Fund, Inc. on Form N-14 of our reports dated February 18, 2000 on our audits of the financial statements and financial highlights of The Latin America Equity Fund, Inc. and The Latin America Investment Fund, Inc., respectively, which reports are included in the Annual Report to Shareholders for the year ended December 31, 1999, which are incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the headings "Financial Statements" and "Experts" in the Prospectus/Proxy Statement and "Financial Statements" in the Statement of Additional Information.

PricewaterhouseCoopers LLP

2400 Eleven Penn Center
Philadelphia, Pennsylvania
June 30, 2000